SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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Salient Private Access TEI Fund, L.P.

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Subject: Proxy Adjournment Notification Regarding the Salient Private Access Fund

Please be advised that the Meeting of Limited Partners originally scheduled for January 21, 2021 has been adjourned until 5:00PM ET on January 28, 2021. While to date, a significant majority of the votes have been cast in favor of the Proposals in line with the Board’s unanimous recommendation that investors vote “FOR” the Proposals, a quorum of the interests entitled to vote has not yet been achieved for all Funds.

As a result, Okapi Partners LLC, the proxy solicitor for this initiative, will continue to contact Limited Partners until the necessary vote is attained. Please ask your clients to vote today.

Limited Partners have several options to vote as outlined in the proxy materials. In the interest of time, the fastest and most convenient ways to vote are:

1)	Phone: Limited Partners may call Okapi at 877-274-8654 to quickly cast their vote or ask any questions related to the proxy. Representatives are available Monday – Friday 9:00AM to 7:00PM ET.

2)	Email: Limited Partners may email spafund@okapipartners.com and indicate their account name, address and direction they would like to vote. Financial Advisors may also cc: Okapi on an email to their client(s), asking them to reply all with confirmation on the direction of their vote.

Limited Partners received a client cover letter [link to cover letter] summarizing the Proposals with their proxy materials in December. Please review the Proxy Statement for full details, available online at www.okapivote.com/SPA. As a reminder, The Board unanimously approved each of the Proposals and recommends that investors vote “FOR” the Proposals.

If you have any questions regarding this Transaction, please contact Okapi at 877-274-8654 or spafund@okapipartners.com. Alternatively, you may contact the Fund’s Service Desk at 800-725-9456 or spafund@salientpartners.com.

Sincerely,

Endowment Advisers, L.P.

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Salient is the trade name for Salient Partners, L.P., which together with its subsidiaries provides asset management and advisory services. This information is being provided solely for educational purposes and is not an offer to sell or solicitation of an offer to buy an interest in any investment fund. Any such offer or solicitation may only be made by means of a confidential private offering memorandum or prospectus relating to a particular fund and only in a manner consistent with federal and applicable state securities laws.

Salient Capital, L.P., Member FINRA, SIPC, is the principal placement agent for Salient Private Access Fund. Endowment Advisers, L.P. serves as the registered investment adviser to Salient Private Access Fund. Salient Private Access Fund; Endowment Advisers, L.P. and Salient Capital, L.P. are under common control.

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